Northrim News		Exhibit 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release
Date:	April 20, 2005
Contact:	Joe Schierhorn, Chief Financial Officer
Phone:	(907) 261-3308

Northrim BanCorp, Inc. Reports 9% Net Income Growth in First Quarter 2005

ANCHORAGE, AK—April 20, 2005—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the first quarter of 2005 increased 9% to $2.6 million, from $2.4 million for the same period last year. Diluted earnings per share were $0.41, an 8% increase from $0.38 per share in the like period of 2004.

Total assets at March 31, 2005, were $812 million, up from $741 million a year ago. Total portfolio loans, which exclude loans for sale, grew 12% to $681 million, compared to $610 million at March 31, 2004. Commercial loans were the major component of loan growth, increasing $37 million to $275 million, or 16%, from $238 million at March 31, 2004.

Deposits increased 10% to $707 million, up from $645 million a year ago. Deposits in Northrim’s Alaska CD, an innovative savings account with an adjustable interest rate and open-ended maturity, grew 94%, to $143 million, from $74 million at March 31, 2004. Interest-bearing demand deposits grew 9%, and money market deposits grew 2%, over the like period in 2004. Savings deposits and time deposits declined 2% and 8%, respectively, as customers shifted more funds into accounts with adjustable interest rates. “We are pleased with the growth of our deposits, particularly in the Alaska CD product,” said Chris Knudson, executive vice president and COO. “These accounts continue to provide a good source of funds for our loan growth.”

Net interest income, before the provision for loan losses, increased 6% to $10.5 million for the first quarter of 2005, from $9.9 million for the same period last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the first quarter of 2005 equaled 5.69%, which was a decrease from the 5.92% margin in the first quarter of 2004. “Our net interest margin has declined as short-term interest rates continue to rise and increase our interest expense while loan rates have not increased as quickly due to lags in loan repricing that are caused by the rate structure of the portfolio,” said Joe Schierhorn, executive vice president and CFO.

Other operating income was $838,000 for the quarter compared to $836,000 for the first quarter of 2004. Several items combined to produce the change in other operating income. First, earnings from the company’s mortgage affiliate declined by $65,000 to a loss of $21,000 in the first quarter of 2005 from income of $44,000 in the same period a year ago due to the continuing drop in mortgage refinancing. Second, gains from the sale of securities declined by $142,000 from $151,000 in the first quarter of 2004 to $9,000 in the same period in 2005.

Page Two—Northrim BanCorp, Inc. First Quarter 2005 Earnings—April 20, 2005

Third, the loss from the company’s affiliated investment advisory company, Elliott Cove Capital Management LLC, improved by $81,000 to a loss of $108,000 in the first quarter of 2005 from a loss of $189,000 in the same period a year ago. Finally, income from the company’s business manager product increased by $115,000 to $150,000 in the first quarter of 2005 from $35,000 in the same period a year ago. The company uses the business manager product to purchase accounts receivable from its customers and provide them with working capital for their businesses. “We continue to build a diversified portfolio of products and services, and invest in related lines of business,” said Marc Langland, president and CEO. “While we expect these revenue streams to fluctuate with changing conditions, we anticipate these investments will provide new sources of revenue for Northrim.”

At March 31, 2005, the allowance for loan losses was $10.7 million, or 1.58% of portfolio loans and 168% of non-performing loans. A year ago, the allowance for loan losses was $10.2 million, or 1.68% of portfolio loans and 98% of non-performing loans.

Net loan charge-offs for the first quarter of 2005 were $31,000, versus net loan charge-offs of $386,000 for the first quarter of 2004. Non-performing assets totaled $6.4 million, or .78% of total assets, at March 31, 2005, down from $10.4 million or 1.40% of total assets at March 1, 2004. Due to the continuing improvement in non-performing loans and modest loan growth, no provision for loan losses was taken in the first quarter of 2005, compared to a provision for loan losses of $429,000 in the first quarter of 2004. “We have continued to focus on improving credit quality and are pleased with the declining trend of our non-performing loans and loan charge-offs,” said Marc Langland, president and CEO.

Other operating expense was $7.1 million in the first quarter of 2005, an increase of 8% from the $6.6 million expense in the same period in 2004. The increase in other operating expense was due primarily to increases in salaries and other personnel expense that totaled $4.4 million in the first quarter of 2005, an increase of 13% from $3.8 million in the same period in 2004. Increases in salaries and medical benefits accounted for $192,000 and $232,000, respectively, of the $518,000 total increase in personnel expense. The efficiency ratio was 62% for the first quarter of 2005, an increase from 61% for the same period a year ago.

The provision for income taxes was $1.6 million in the first quarter of 2005 for an effective tax rate of 38.6% versus a provision of $1.3 million for the same period last year, which equaled a tax rate of 35.3%. The tax rate in the first quarter of 2005 increased as compared to the same period in 2004 due to the accounting for amended tax returns, which decreased the provision for income taxes by $104,000 in the first quarter of 2004.

In the first quarter of 2005, the company’s return on average assets (ROA) was 1.30%, the same as the comparable quarter a year ago. Return on average equity (ROE) was 12.41% in the quarter, compared to 12.47% in the same quarter a year ago.

Page Three—Northrim BanCorp, Inc. First Quarter 2005 Earnings—April 20, 2005

Tangible book value per share was $12.87 at March 31, 2005, compared to a book value per share of $11.53 one year ago. Shareholders’ equity increased 11% to $85.1 million, from $76.9 million in the same period last year, and book value per share increased to $13.95 from $12.67 one year ago.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Balance Sheet
(Dollars in thousands, except per share data)
	March 31,	December 31,	March 31,	Annual
	2005	2004	2004	% Change

(unaudited)(unaudited)(unaudited)(unaudited)
Assets:
Cash and due from banks	$21,075	$18,936	$28,415	-26%
Overnight investments	14,947	12,157	4,622	223%
Portfolio investments	61,342	61,475	66,540	-8%
Loans for sale	—	—	1,733	-100%
Portfolio loans	681,369	678,269	610,475	12%
Allowance for loan losses	(10,733)	(10,764)	(10,229)	5%

Net loans	670,636	667,505	601,979	11%
Premises and equipment, net	10,616	10,583	11,324	-6%
Intangible assets	6,542	6,634	6,910	-5%
Other assets	27,209	23,436	20,975	30%
Total assets	$812,367	$800,726	$740,765	10%

Liabilities and Shareholders’ Equity:
Demand deposits	$174,950	$183,959	$175,781	0%
Interest-bearing demand	63,756	59,933	58,329	9%
Savings deposits	47,518	47,406	48,304	-2%
Alaska CDs	143,223	123,223	73,847	94%
Money market deposits	126,752	142,181	123,966	2%
Time deposits	150,990	142,359	164,867	-8%

Total deposits	707,189	699,061	645,094	10%
Borrowings	6,652	6,478	5,260	26%
Trust preferred securities	8,000	8,000	8,000	0%
Other liabilities	5,463	3,829	5,476	0%

Total liabilities	727,304	717,368	663,830	10%
Shareholders' equity	85,063	83,358	76,935	11%
Total liabilities and equity	$812,367	$800,726	$740,765	10%

Average Quarter Balances — unaudited
Loans	$683,281	$664,978	$602,022	13%
Total earning assets	749,245	740,256	674,701	11%
Total assets	804,469	796,697	727,249	11%
Non-interest bearing deposits	175,958	191,863	166,904	5%
Interest bearing deposits	515,775	503,697	463,682	11%
Total deposits	691,733	695,560	630,586	10%
Shareholders' equity	84,336	82,693	76,479	10%

Income Statement
(Dollars in thousands, except per share data)
	Quarter Ended March 31:
	2005	2004	% Change

(unaudited)(unaudited)(unaudited)
Interest Income:
Interest and fees on loans	$12,735	$10,681	19%
Interest on portfolio investments	562	682	-18%
Interest on overnight investments	26	11	136%

Total interest income	13,323	11,374	17%
Interest Expense:
Interest expense on deposits	2,608	1,344	94%
Interest expense on borrowings	222	141	57%

Total interest expense	2,830	1,485	91%

Net interest income	10,493	9,889	6%
Provision for loan losses	0	429	-100%

Net interest income after provision for loan losses	10,493	9,460	11%
Other Operating Income:
Service charges on deposit accounts	402	431	-7%
Earning from mortgage affiliate	(21)	44	-148%
Other income	457	361	27%
Total other operating income	838	836	0%
Other Operating Expense:
Salaries and other personnel expense	4,358	3,840	13%
Occupancy, net	567	527	8%
Equipment expense	344	364	-5%
Intangible asset amortization expense	92	92	0%
Other expense	1,769	1,808	-2%
Total other operating expense	7,130	6,631	8%
Income before income taxes	4,201	3,665	15%
Provision for income taxes	1,621	1,293	25%

Net income	$2,580	$2,372	9%

Basic EPS	$0.42	$0.39	8%
Diluted EPS	$0.41	$0.38	8%
Average basic shares	6,099,852	6,058,136	1%
Average diluted shares	6,292,478	6,286,704	0%

Other Data
(Dollars in thousands, except per share data)
	March 31,	December 31,	March 31,
	2005	2004	2004

	(unaudited)	(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$6,217	$5,876	$6,927
Loans 90 days past due	155	290	3,007
Restructured loans	—	424	470

Total non-performing loans	6,372	6,590	10,404
Other real estate owned	—	—	—
Total non-performing assets	$6,372	$6,590	$10,404

Non-performing loans / portfolio loans	0.94%	0.97%	1.70%
Non-performing assets / assets	0.78%	0.82%	1.40%
Allowance for loan losses / portfolio loans	1.58%	1.59%	1.68%
Allowance / non-performing loans	168.44%	163.34%	98.32%
Loan charge-offs, net for the quarter	$31	$529	$386
Net loan charge-offs / average loans, annualized	0.02%	0.16%	0.26%
Other Data (At quarter end):
Book value per share	$13.95	$13.69	$12.67
Tangible book value per share	$12.87	$12.60	$11.53
Tier 1 / Risk Adjusted Assets	11.88%	11.62%	11.66%
Total Capital / Risk Adjusted Assets	13.13%	12.87%	12.91%
Tier 1 /Average Assets	10.89%	10.72%	10.74%
Shares outstanding	6,099,608	6,089,120	6,071,027
Unrealized gain (loss) on AFS securities,
net of income taxes	$(456)	$4	$687
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.69%	5.87%	5.92%
Efficiency ratio*	62.11%	56.24%	60.97%
Return on average assets	1.30%	1.43%	1.31%
Return on average equity	12.41%	13.79%	12.47%
*excludes intangible asset amortization expense